Exhibit 10.22

CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement") is entered into effective as of September 30, 2021 (the "Effective Date "), by and  between Christian A. Brickman ("Consultant") and Sally Beauty Holdings, Inc. (the "Company") (jointly, the "Parties"):

ARTICLE 1

TERM OF ENGAGEMENT

The Company hereby engages the services of Consultant, and Consultant  hereby accepts this engagement with the Company, for a term (the "Term") beginning on the Effective Date and continuing for a period of up to six (6) months unless sooner terminated in accordance with the provisions hereof.

ARTICLE 2

CONSULTANT'S SERVICES

2.01	Skills and Services.

(a)Consultant is hereby engaged as an independent contractor to provide the services described in Exhibit 1 attached hereto (the "Services"). Notwithstanding anything to the contrary contained herein, Consultant is hereby engaged on an "AS-NEEDED" basis, and the Company shall be under no obligation to provide any minim um amount of work to Consultant. Consultant shall have no authority to and shall not bind or obligate the Company in any manner whatsoever, nor shall Consultant have any authority to make any representations concerning the Company.

(b)Consultant represents and warrants to the Company that: (i) Consultant has the requisite skills and experience necessary to perform the Services, (ii) all Services will be performed in accordance with industry standards, (iii) all Services shall be in strict accordance with and subject to all of the terms and conditions of this Agreement, (iv) Consultant will not employ any person the employment of which would violate applicable labor laws, and (v) Consultant is currently under no legal or contractual obligation to any person or entity that would or could restrict the nature, scope or location of the Services to be performed by Consultant for the Company.

(c)For the avoidance of doubt and in the course of discharging Consultant's duties pursuant to this Agreement, Consultant shall be deemed to be a fiduciary to the Company and, accordingly, owe the Company the following duties, among others, as such duties are interpreted under the laws of the State of Texas: (i) the duty of loyalty, (ii) the duty of care, including but not limited to, the duty to act in good faith with the care an ordinarily prudent person in a like position would exercise, (iii) the duty of full and frank disclosure, and (iv) and the duty to avoid self-dealing. Consultant acknowledges and agrees that the Company will be relying upon Consultant to discharge its duties and obligations in accordance with this Agreement.

(d)Consultant shall determine the way the Services are performed and the hours during which the Services are performed; provided, however, that the Company retains the right to set deadlines by which the Services must be completed and standards to which the Services must be performed. If the Services do not satisfy the standards set by the Company, the Company, in its discretion may require Consultant to repeat or correct the Services at no additional cost to the Company unless such failure to perform is caused by the Company or by causes beyond Consultant's reasonable control such as natural disasters, war, strikes or labor disputes, government orders or other force majeure event.

2.02Place of Performance. Consultant shall perform the Services at his home office; provided, however, that Consultant may be asked to travel from time to time in the performance of the Services.

ARTICLE 3 FEES

Consultant shall be paid for the Services as provided in Exhibit 2 attached hereto. The Company agrees to reimburse Consultant for automobile, parking, travel, and other expenses reasonably and necessarily incurred in the course of Consultant's providing Services, provided, however, that Consultant shall be responsible for the costs of any equipment (such as computers or other tools needed to perform the Services) that Consultant may continue to use at the conclusion of the Services or on behalf of any other client of Consultant. Consultant shall prepare and submit to the Company on a monthly basis an invoice itemizing Consultant's Services listing the expenses (with appropriate back-up material) for which Consultant seeks reimbursement. If the invoice is in proper order, the Company shall pay said invoice within thirty (30) days of receipt. Consultant agrees that the fees to be paid for the Services are intended to fully compensate Consultant for his investment in equipment and hiring and supervision of any employees he deems necessary to perform the Services.

ARTICLE 4 RESTRICTIVE COVENANTS

Consultant acknowledges and agrees that, notwithstanding any provision herein to the contrary, Consultant shall remain subject to the restrictive covenants regarding confidentiality, non-competition, non solicitation and non-disparagement as set forth in Section 6 of that certain Separation Agreement between Consultant and the Company dated August 26, 202 l (the "Separation Agreement "), whether in connection with the performance of the Services or otherwise.

ARTICLE 5

TERMINATION OF AGREEMENT

5.01Termination of Agreement. This Agreement may be terminated at any time by either the Company or Consultant, with or without cause, by giving five (5) days' prior written notice to the other party at the address shown on the signature page of this Agreement. Unless terminated pursuant to the prior sentence, this Agreement shall automatically terminate on March 31, 2022, or if earlier upon the death or disability of Consultant.

5.02Effect Termination on Payment for Services Rendered. In the event of the termination of this Agreement prior to the completion of the Term specified in Article 1 above, Consultant shall be entitled to the accrued fees and reimbursements (as specified in Article 3 above) earned or incurred by him prior to the date of termination of the Agreement.

ARTICLE 6

GENERAL PROVISIONS

6.01Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing on the last page of this Agreement, but each party may change his address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of five (5) days after mailing.

6.02Entire Agreement/Amendment. This Agreement supersedes all negotiations and other agreements, either oral or in writing, between the parties with respect to the engagement of Consultant by the Company to perform the Services hereunder, it being understood that, notwithstanding any provision herein to the contrary, the obligations of the Parties pursuant to the Separation Agreement shall remain in effect. This Agreement may not be altered, amended, or modified, nor may any provision hereof or right hereunder be waived except by a written instrument duly executed by the Company and Consultant.

6.03Applicable Law and Severability. The Parties agree that the terms of this Agreement are contractual in nature and not merely recitals and shall be governed and construed in accordance with the laws of the State of Texas. The Parties further agree that should any part of this Agreement be declared or determined by a court of competent jurisdiction to be illegal, invalid, or unenforceable under any present or future law, the Parties intend the legality, validity and enforceability of the remaining parts shall not be affected thereby, and said illegal, invalid, or unenforceable part shall be deemed modified to the extent necessary to make it enforceable to the maxim um extent permitted by applicable law. A facsimile, pdf, or e-mail copy of any Party's signature shall be deemed as legally binding as the original signature.

6.04Independent Contractor Relationship.

6.04.1Consultant is engaged by this Agreement strictly as an independent contractor, and not as an employee, a partner or joint-venturer or co-owner of the Company, and Consultant shall never, by virtue of this Agreement, have nor claim any right to or ownership in any goodwill or the trade name used by the Company, but shall be paid solely and exclusively as above provided.

6.04.2Subject to the terms and conditions of the Separation Agreement, Consultant may perform services for and on behalf of third parties; provided that (i) Consultant does not use any of the Company's information, property, equipment or supplies to perform those services; and (ii) the services for third parties do not create a conflict of interest with the Services performed for the Company or otherwise violate the terms of this Agreement.

6.04.3Consultant agrees that (i) the Company is not liable for any acts or omissions of Consultant or Consultant's employees; (ii) Consultant will report all fees paid to Consultant to the appropriate taxing authorities and shall remit to such authorities all taxes and statutory payment required with respect to those fees; and (iii) Consultant is not entitled to actively participate in any of the Company's benefits provided to employees of the Company.

6.05Indemnity. Consultant shall indemnify, defend, and hold harm less the Company from and against all claims to which the Company may become subject, related to or arising from (i) Consultant's breach of his obligations under this Agreement, (ii) Consultant's negligence or willful misconduct, or (iii) a breach of Consultant's representations and warranties contained in this Agreement.

[Signature Page to Follow]

The Parties have signed this Agreement on the dates written by the signatures below.

CONSULTANT:

/s/ Christian A. Brickman                                           Date:9/30/2021

Christian A. Brickman

THE COMPANY:

/s/ Scott Sherman                                                        Date:9/30/2021

By: Scott Sherman

Chief Human Resource Officer

ATTACHMENTS:

Exhibit 1: Services

Exhibit 2: Compensation

EXHIBIT 1

Services

Consultant shall assist in the orderly transition of Consultant's prior duties with respect to the Company and its affiliates (as such term is defined in the Separation Agreement) to such other officers of the Company and such other persons as shall be determined and designed by the non-management members of the Board of Directors of the Company (the "Independent Board'' ).

EXHIBIT 2

Fees

Consultant shall be eligible to earn total potential consulting pay of up to $500,000 for Consultant's performance of the Services. Such consulting pay shall be provided to Consultant with respect to the six (6) calendar  months beginning on October 1, 2021, payable in up to six (6) equal installments of $83,333.33, payable on the 15th of the month in which the services are performed; provided that the Independent Board may terminate the above-described consulting arrangement in its discretion at any time, at which time no further installment payments shall be payable or provided to Consultant with respect to any full calendar months in which such consulting arrangement is terminated.